Exhibit 99.1

FOR IMMEDIATE RELEASE

Allergan Acknowledges Revised, Unsolicited Proposal from Valeant and Pershing Square

Advises Stockholders to Take No Action at This Time

Irvine, Calif., (May 30, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today acknowledged that Valeant Pharmaceuticals International, Inc. (“Valeant”) and Pershing Square Capital Management, L.P. (“Pershing Square”) have made a second revised, unsolicited proposal to acquire all of the outstanding shares of the Company for a combination of 0.83 of Valeant common shares, $72.00 in cash per share of common stock of the Company, and a Contingent Value Right (CVR) related to DARPin® sales (the “Re-Revised Proposal”).

Allergan has not yet received the Re-Revised Proposal from Valeant and Pershing Square. When the Company receives the Re-Revised Proposal, the Allergan Board of Directors (the “Board”) will carefully review and consider it and pursue the course of action that the Board believes is in the best interests of the Company and all of its stockholders. No action by Allergan’s stockholders is required at this time.

The Company noted that on April 22, 2014, Valeant proposed acquiring all of the outstanding shares of Allergan for 0.83 shares of Valeant stock and $48.30 in cash (the “Original Proposal”). On May 12, 2014, after a comprehensive review conducted in consultation with its financial and legal advisors, the Board unanimously concluded that the Original Proposal substantially undervalued Allergan, created significant risks and uncertainties for the stockholders of Allergan, and was not in the best interests of the Company and its stockholders. Today’s proposal is a re-revised proposal by both Valeant and Pershing Square updating the offer made by Valeant two days ago on May 28th, 2014 that the Board had not yet responded to.

In a May 27, 2014 investor presentation, Allergan noted a number of important issues regarding the sustainability of Valeant’s business model and stock value that Allergan believes are highly relevant considerations for Allergan’s stockholders.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449